EXHIBIT 99.1

Harriett J. Robinson
3500 Tuxedo Road
Atlanta, Georgia  30305

May 15, 2015

To the Members of the
Board of Directors of
Atlantic American Corporation

Dear Friends,

First I want to thank all of you for your many, many years of friendship to Mack Robinson, to me and to our family.  Every one of you has been so special to the Robinson family over so many years.  And we sincerely want to thank you for that.

But this has been a year of reflection for me, and for Robin and Jill.  We have spent so much time thinking about the happy times with Mack, and about the businesses that he created, the causes that he supported, and all that he loved so much.

We are so proud of him as a husband, a father and a leader in Atlanta and beyond.  The legacy he created is so important to us, to his grandchildren, and to all the employees of the businesses he built.

There is something that Eddie said to me several times in January this year that I have been thinking about.  Eddie said that he thought all the directors who were Mack’s friends had been on the Board long enough and that it was time for a new, younger Board.  I have talked with Robin and Jill about that, and we have all decided Eddie is right.  The officers of the companies have changed and there is a new generation of leaders following in Mack’s footsteps and building on his legacy.  And we thank you so much for your many years of service.  But Eddie is right that the time has come to also change the Board to a new generation.

To the Members of the
Board of Directors of
Atlantic American Corporation

So after a great deal of thought and family discussions, the Robinson family is proposing that we implement a retirement age for independent directors of 72 and that we continue to bring on some additional, new outside directors.  We are so happy to have Joe Scheerer on the Board and we will have other new members join the Board soon.  I do want to ask that Dom Wyant continue to serve on the Board for one more year so that he can continue to chair the Audit Committee through these changes and be sure that the committee continues without stopping and complete its important tasks and responsibilities.

We have decided to nominate for election as directors this year: Joe Scheerer, Scott Thompson, Dom Wyant, myself (Nita Robinson), Hilton Howell, Robin Howell, and a new nominee Mr. Keehln Wheeler, age 54, the CEO and Founder of MaxMedia, a digital marketing and branding company based in Atlanta.

To the Members of the
Board of Directors of
Atlantic American Corporation

Jill, Robin and I want to thank Eddie, Sam and Dr. Whaley, as well as Dom, for over 25 years of service from each of you.  We all know you wish the best for the company, the employees and Mack’s legacy as we move the company forward.

Sincerely,

/s/ Harriett J. Robinson
Harriett J. Robinson

/s/ Robin Robinson Howell
Robin Robinson Howell

/s/ Jill Robinson Forsey
Jill Robinson Forsey

To the Members of the
Board of Directors of
Atlantic American Corporation

Delta Fire & Casualty Insurance Company		Delta Life Insurance Company

By:	/s/ Harriett J. Robinson	By:	/s/ Harriett J. Robinson
	Harriett J. Robinson		Harriett J. Robinson

Gulf Capital Services LLP

By:	/s/ Harriett J. Robinson
Harriett J. Robinson,
General Partner

2012 Nana and Mack Mack Grandchildren Trust RMR		2012 Nana and Mack Mack Grandchildren Trust JER

By:	/s/ Harriett J. Robinson	By:	/s/ Harriett J. Robinson
	Harriett J. Robinson,		Harriett J. Robinson,
	Trustee		Trustee

To the Members of the
Board of Directors of
Atlantic American Corporation

Trust U/W/O J. Mack Robinson FBO Robin Mary Robinson’s Children		Trust U/W/O J. Mack Robinson FBO Jill Elizabeth Robinson’s Children

By:	/s/ Harriett J. Robinson	By:	/s/ Harriett J. Robinson
	Harriett J. Robinson,		Harriett J. Robinson,
	Trustee		Trustee

Robin Mary Robinson Trust		Jill Elizabeth Robinson Trust

By:	/s/ Harriett J. Robinson	By:	/s/ Harriett J. Robinson
	Harriett J. Robinson,		Harriett J. Robinson,
	Trustee		Trustee